Kevin S. Woltjen, P.C.
                               Attorney at Law
                         (Admitted in Illinois Only)
                       900 Jackson Street - Suite 600
                             Dallas, Texas 75202
                           Telephone: 214-712-5673
                           Facsimile: 214-712-5674
January 11, 1999

Board of Directors
HYTK Industries, Inc
701 East Main Street
Benedict, Kansas 66714

Gentlemen:

Kevin S. Woltjen, P.C. (the "Firm") has acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of 1,600,000 shares of common stock, $0.001 par value (the "Common Stock"), of HYTK Industries, Inc, a Nevada corporation (the "Company"), issuable upon the exercise of options granted to certain employees and others of the Company pursuant to the Company's 1999 Stock Option Plan (the "Plan"). As such counsel, the Firm has examined the proceedings taken in connection with the Plan and proposed to be taken in connection with the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as the Firm has deemed necessary or relevant as a basis for this opinion.

Based on these examinations, it is the Firm's opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable. Additionally, the Firm is of the opinion that Form S-8 is a form of registration available to the Company as of the date above.

The Firm consents to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/  Kevin S. Woltjen, P.C.

Kevin S. Woltjen, P.C.